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                                                                     EXHIBIT 2.1


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                          AGREEMENT AND PLAN OF MERGER


                             TO FORM HOLDING COMPANY


                                  BY AND AMONG


                          WESTERN DIGITAL CORPORATION,


                         WESTERN DIGITAL HOLDINGS, INC.,


                                       AND


                               WD MERGER SUB, INC.




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                                  APRIL 6, 2001








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              AGREEMENT AND PLAN OF MERGER TO FORM HOLDING COMPANY


        THIS AGREEMENT AND PLAN OF MERGER TO FORM HOLDING COMPANY (this "Agreement"), dated as of April 6, 2001, by and among Western Digital Corporation, a Delaware corporation ("Western Digital"), Western Digital Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Western Digital ("Holdings"), and WD Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Holdings ("Merger Sub").

        WHEREAS, Western Digital has an authorized capitalization consisting of
(i) 225,000,000 shares of common stock, par value $.01 per share ("Western Digital Common Stock"), of which 183,531,768 were issued and outstanding as of March 31, 2001, including 6,693,013 shares held in treasury, and (ii) 5,000,000 shares of preferred stock, par value $.01 per share, none of which is issued and outstanding but of which 500,000 shares have been designated as Series A Junior Participating Preferred Stock; and

        WHEREAS, Holdings has an authorized capitalization consisting of (i) 225,000,000 shares of common stock, par value $.01 per share ("Holdings Common Stock"), of which 2,000 shares are issued and outstanding and are owned by Western Digital and no shares are held in treasury, and (ii) 5,000,000 shares of preferred stock, par value $.01 per share, none of which is issued and outstanding but of which 500,000 shares will be designated as Holdings Series A Junior Participating Preferred Stock; and

        WHEREAS, Merger Sub has an authorized capitalization consisting of 1,000 shares of common stock, par value $.01 per share ("Merger Sub Common Stock"), all of which are issued and outstanding and are owned by Holdings; and

        WHEREAS, the Board of Directors of Western Digital has determined it to be in the best interests of Western Digital to effect a formation of a holding company whereby Western Digital will become the wholly-owned subsidiary of a new holding company; and

        WHEREAS, it is intended that the holding company structure be effected without a vote of Western Digital's stockholders pursuant to and in accordance with Section 251(g) of the Delaware General Corporation Law (the "DGCL") through a merger with a wholly-owned subsidiary; and

        WHEREAS, the respective Boards of Directors of Western Digital, Holdings and Merger Sub, and Western Digital acting as the sole stockholder of Holdings, and Holdings acting as the sole stockholder of Merger Sub, have approved the merger of Merger Sub into Western Digital (the "Merger"); and

        WHEREAS, Holdings and Merger Sub have been recently formed solely for purposes of effecting the formation of a holding company through the Merger; and


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        WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization under the provisions of Sections 351 and 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder.

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                    ARTICLE I

                                   The Merger

        SECTION 1.1. The Merger.

        (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 251(g) and other applicable provisions of the DGCL, Merger Sub shall be merged into Western Digital at the Effective Time (as defined in Section 1.2). Following the Effective Time, the separate corporate existence of Merger Sub shall cease and Western Digital shall continue as the surviving corporation (the "Surviving Corporation") as a wholly-owned subsidiary of Holdings under the name "Western Digital Technologies, Inc." The Surviving Corporation shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

        (b) At the Effective Time, by virtue of the Merger and without any action on the part of Western Digital, Holdings, Merger Sub or the holders of any securities of Western Digital, Holdings or Merger Sub,

               (i) each issued and outstanding share of Western Digital Common Stock (including shares held by Western Digital, Holdings or Merger Sub), shall be converted into one share of Holdings Common Stock, having the same designations, rights, powers, preferences, qualifications, limitations and restrictions as the converted share of Western Digital Common Stock;

               (ii) each issued and outstanding option to purchase shares of Western Digital Common Stock (each a "Western Digital Stock Option") shall be converted into an option to purchase the same number of shares of Holdings Common Stock on the same terms and conditions as the converted Western Digital Stock Option; and

               (iii) each issued and outstanding warrant to purchase shares of Western Digital Common Stock (each a "Western Digital Warrant") shall be converted into a warrant to purchase the same number of shares of Holdings Common Stock on the same terms and conditions as the converted Western Digital Warrant.

        (c) Each share of Holdings Common Stock outstanding immediately prior to the Effective Time shall, by virtue of the Merger, and without any action on the part of Western Digital, Holdings, Merger Sub or the holders of any securities of Western Digital, Holdings or Merger Sub be cancelled and retired without any consideration therefor.


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        (d)    Each issued and outstanding share of Merger Sub Common Stock shall, by virtue of the Merger, and without any action on the part of Western Digital, Holdings, Merger Sub or the holders of any securities of Western Digital, Holdings or Merger Sub be converted into the right to receive one share of the common stock, par value $.01 per share, of the Surviving Corporation.

        SECTION 1.2. Effective Time. The parties shall file a Certificate of Merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effectuate fully the Merger. The Merger shall become effective at 1:00 p.m., local time, on April 6, 2001 provided that the Certificate of Merger is duly filed with the Delaware Secretary of State prior to such time, or at such other time as Western Digital and Merger Sub shall agree (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

        SECTION 1.3. Closing of the Merger. The closing of the Merger (the "Closing") shall take place promptly after the satisfaction or waiver of the latest to occur of the conditions set forth in Article III.

        SECTION 1.4. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL. It is the intent of the parties that Holdings, as of the Effective Time, be deemed a "successor issuer" for purposes of continuing offerings of securities under registration statements of Western Digital under the Securities Act of 1933, as amended (the "Securities Act"), and for registration and reporting purposes under the Securities Exchange Act of 1934, as amended. For Federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization under the provisions of Sections 351 and 368(a) of the Code.

        SECTION 1.5. Certificate of Incorporation and Bylaws.

        (a) Concurrently with the filing of the Certificate of Merger, Western Digital and Holdings shall cause to be filed (i) the amended and restated certificate of incorporation of Western Digital in the form attached hereto as Exhibit A.1, which shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, and (ii) the amended and restated certificate of incorporation of Holdings in the form attached hereto as Exhibit A.2, which shall be the certificate of incorporation of Holdings until thereafter changed or amended as provided therein or by applicable law.

        (b) From and after the Effective Time, (i) the amended and restated bylaws of Western Digital, in the form attached hereto as Exhibit B.1, shall be the bylaws of the Surviving Corporation, and (ii) the amended and restated bylaws of Holdings, in the form attached hereto as Exhibit B.2, shall be the bylaws of Holdings, in each case until thereafter changed or amended as provided therein or by applicable law.

        SECTION 1.6. Directors. The directors of Western Digital immediately prior to the Effective Time shall become the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly appointed or elected and


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qualified in accordance with the certificate of incorporation or bylaws of the
Surviving Corporation and applicable law.

        SECTION 1.7. Officers. The officers of Western Digital immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are appointed in accordance with the bylaws of the Surviving Corporation.

        SECTION 1.8. Stock Transfer Books. At the Effective Time, the stock transfer books of Western Digital shall be closed, and there shall be no further registration of transfers of shares of Western Digital Common Stock thereafter on the records of Western Digital.

        SECTION 1.9. Retention of Certificates. After the Effective Time, each certificate formerly representing shares of Western Digital Common Stock shall be deemed, for all corporate purposes, to evidence ownership of the shares of Holdings Common Stock.

                                   ARTICLE II

                                Certain Covenants

        SECTION 2.1. Treasury Shares. Immediately prior to the Effective Time, Western Digital shall contribute to the capital of Holdings all of the shares of Western Digital Common Stock then held by Western Digital in its treasury.

        SECTION 2.2. Termination of Existing Rights Plan and Adoption of New Rights Plan; Issuance of Rights Under Holdings Rights Agreement.

        (a) Prior to the Effective Time, (i) Western Digital shall take all actions necessary, including with the rights agent under the Rights Agreement, dated as of October 15, 1998, by and between Western Digital and American Stock Transfer & Trust Company, as amended (the "Rights Agreement"), to terminate as of the Effective Time each issued and outstanding preferred stock purchase right (a "Western Digital Right") associated with each share of Western Digital Common Stock; and (ii) Holdings shall take all actions necessary to enter into a new rights agreement with substantially the same terms as the Rights Agreement (the "Holdings Rights Agreement") as of the Effective Time.

        (b) Immediately following the filing of the amended and restated certificate of incorporation of Holdings pursuant to Section 1.5(a)(ii) hereto, Holdings shall cause to be filed a Certificate of Designation of Holdings (the "Holdings Certificate of Designation") in substantially the same form as the Amended Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of Western Digital, as in effect on the date hereof.

        (c) As soon as practicable after the Effective Time, Holdings shall distribute one preferred stock purchase right (a "Holdings Right") for each outstanding share of Holdings Common Stock pursuant to the terms and conditions set forth in the Holdings Rights Agreement.


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        SECTION 2.3. Benefit Plans.

        (a) At the Effective Time, Holdings shall adopt and assume all the rights and obligations of Western Digital under the following plans of Western
Digital: the Broad-Based Stock Incentive Plan adopted September 30, 1999, the Non-Employee Directors' Stock-For-Fees Plan effective January 1, 1993, the Employee Stock Option Plan originally adopted in 1978, the Stock Option Plan for Non-Employee Directors adopted May 15, 1985, the 1993 Employee Stock Purchase Plan, the Deferred Compensation Plan adopted May 16, 1994, Executive Bonus Plan adopted May 16, 1994, and the Retirement Savings and Profit Sharing Plan adopted May 10, 1994, as all of the same have been amended and are in effect as of the Effective Time (the "Assumed Plans"), including the authorized shares of common stock available for future grants under each of the Assumed Plans. Holdings shall adopt the Assumed Plans as its own, and shall continue such plans in accordance with their terms.

        (b) Holdings will not adopt and assume the Western Digital Executive Retention Plan adopted July 1998, the 1999 Employee Severance Plan for U.S. Employees adopted December 1, 1999 and the Fiscal Year 2001 Team-Based Incentive Plan, or any employee health and welfare plans, including without limitation, Plans 501, 502 and 503, all rights and obligations under which shall remain with the Surviving Corporation.

        SECTION 2.4. Indenture. As of the Effective Date, Western Digital, Holdings and the trustee (the "Trustee") under the Indenture dated as of February 18, 1998, between Western Digital and the Trustee (the "Indenture"), shall execute and deliver a Supplemental Indenture, without the consent of the holders of Western Digital's Zero Coupon Convertible Subordinated Debentures due 2018 issued pursuant to the Indenture (the "Debentures"), pursuant to Section
9.01 of the Indenture providing for the assignment and assumption of the Indenture to Holdings, without a release of Western Digital.

        SECTION 2.5. Compliance with Section 251(g) of the DGCL. Prior to the Effective Time, the parties will take all steps necessary to comply with Section 251(g) of the DGCL, including without limitation, the following:

               (i) at the Effective Time, the certificate of incorporation and bylaws of Holdings shall be in the form of the certificate of incorporation and bylaws of Western Digital, as in effect immediately prior to the Effective Time; and

               (ii) at the Effective Time, the directors of Western Digital immediately prior to the Effective Time shall be the directors of Holdings, until the earlier of their resignation or removal or until their respective successors are duly appointed or elected and qualified in accordance with the certificate of incorporation and bylaws of Holdings and applicable law.


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        SECTION 2.6. Officers of Holdings. At the Effective Time, the persons holding the following offices of Western Digital immediately prior to the Effective Time shall also be the officers of Holdings, in the equivalent positions to those held in Western Digital, until the earlier of their resignation or removal or until their respective successors are appointed in accordance with the bylaws of Holdings: President and Chief Executive Officer; Executive Vice President; Chief Financial Officer; Vice President, Law and Administration and Secretary; Vice President, Human Resources; Chief Technical Officer; and Vice President, Taxes and Treasurer.

        SECTION 2.7. Further Assurances. From time to time, as and when requested by another party hereto, a party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

        SECTION 2.8. Consummation of the Transaction. Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to cause the Merger and the Closing to occur upon the terms hereof.

                                   ARTICLE III

                               Closing Conditions

        The respective obligation of each party hereto to effect the transactions contemplated hereby is subject to the satisfaction or waiver as of the Closing of each of the following conditions:

        (i) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order shall have been enacted, entered, promulgated, enforced or issued by any governmental entity, and no other legal restraint or prohibition shall be in effect, that prevents the Merger or any of the other transactions contemplated by this Agreement, and no action, claim, proceeding or investigation shall be pending or threatened by any governmental entity that, if successful, would result in any of the foregoing effects;

        (ii) Western Digital shall have caused the Certificate of Merger to be executed and filed with the Delaware Secretary of State;

        (iii) The amendments to the certificates of incorporation of Western Digital and Holdings contemplated by this Agreement shall have been effected;

        (iv) Holdings shall have filed the Holdings Certificate of Designation with the Delaware Secretary of State; and

        (v) The Board of Directors of Western Digital shall have received an opinion of counsel that stockholders of Western Digital will not recognize gain or loss for United States federal income tax purposes as a result of the Merger.


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                                   ARTICLE IV

                               General Provisions

        SECTION 4.1. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The Exhibits attached hereto are hereby incorporated herein and made a part hereof for all purposes, as if fully set forth herein.

        SECTION 4.2. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        SECTION 4.3. No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies.

        SECTION 4.4. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the applicable principles of conflicts of laws of such State.

        SECTION 4.5. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        SECTION 4.6. Entire Agreement. This Agreement (including the Exhibits hereto) contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral and written and all contemporaneous oral agreements and understandings relating to such subject matter. The parties hereto shall not be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

        SECTION 4.7. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any of Western Digital, Holdings or Merger Sub. Any attempted assignment in violation of this Section
4.7 shall be void ab initio and of no further force and effect.

        SECTION 4.8. Amendment. At any time prior to the Effective Time, the parties hereto may, to the extent permitted by the DGCL, by written agreement amend, modify or supplement any provision of this Agreement.


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        SECTION 4.9. Termination. This Agreement may be terminated and the
Merger abandoned by the respective Board of Directors or duly authorized committee thereof of any party at any time prior to the filing of the Certificate of Merger with the Delaware Secretary of State if such Board of Directors determines that for any reason the completion of the Merger would be inadvisable or not in the best interest of the respective corporation or its stockholders. In the event of termination of this Agreement, this Agreement shall become void and none of Western Digital, Holdings or Merger Sub, nor their respective stockholders, directors or officers shall have any liability with respect to such termination.














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IN WITNESS WHEREOF, Western Digital, Holdings and Merger Sub have caused this
Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                WESTERN DIGITAL CORPORATION

                                By: /s/ Matthew E. Massengill
                                    --------------------------------------------
                                    Name: Matthew E. Massengill
                                    Title: President and Chief Executive Officer


                                WESTERN DIGITAL HOLDINGS, INC.

                                By: /s/ Matthew E. Massengill
                                    --------------------------------------------
                                    Name: Matthew E. Massengill
                                    Title: President and Chief Executive Officer


                                WD MERGER SUB, INC.

                                By: /s/ Michael A. Cornelius
                                    --------------------------------------------
                                    Name: Michael A. Cornelius
                                    Title: Vice President and Secretary




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